Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Second Quarter of 2008

SHAKOPEE, Minn.--(BUSINESS WIRE)--Canterbury Park Holding Corporation (AMEX:ECP) today announced results for the second quarter and six months ended June 30, 2008.

The Company incurred a net loss of $35,419 on revenues of $13,804,893 for the three months ended June 30, 2008, compared to net income of $502,993 on revenues of $14,626,023 for the same period in 2007. Net income was $463,461 on revenues of $24,004,956 for the six months ended June 30, 2008, compared to net income of $1,395,370 on revenues of $26,094,612 for the same period in 2007. Diluted loss per share for the second quarter of 2008 was $.01 compared to diluted earnings per share of $.12 for the second quarter of 2007. Diluted earnings per share for the six month period ended June 30, 2008 was $.11 compared to diluted earnings per share of $.33 for the six month period ended June 30, 2007.

Revenues for the second quarter of $13.8 million decreased 5.6% when compared to revenues in the second quarter ended June 30, 2007. This decrease is primarily due to a 6.1% decrease in Card Club revenues and a 9.1% decrease in pari-mutuel revenues, offset by a 6.0% increase in concessions revenues. Operating expenses increased approximately $57,000, or .4%, in the three months ended June 30, 2008 compared to the second quarter last year. Further results for the second quarter and first six months of 2008 are presented in the accompanying table.

“A number of factors converged to substantially reduce our revenues in the second quarter,” stated Randy Sampson, Canterbury Park’s President and CEO. “The indoor smoking ban that began on October 1, 2007 continues to have a significant, adverse impact on our business. In addition, we now face direct competition in our market from Running Aces Harness Park which commenced all breed simulcasting and live harness racing on April 11, 2008. This direct competition will increase significantly in the third quarter given the opening of Running Aces’ new 50-table card room on June 30, 2008. These negative factors have been compounded by the widening economic slowdown, which presents a significant challenge for our region. Consumers are faced with rising food and fuel costs, which adversely impacts consumer confidence and discretionary spending. While the second quarter results were disappointing, the reduced revenues reflect a national trend experienced by gaming and racing businesses around the country as they are proving to be vulnerable to the economic downturn and rising fuel costs.”

“In spite of the challenges we face in our current operations,” Sampson continued, “ we remain confident in the long-term prospects for Canterbury Park and continue to make progress in our strategy to maximize shareholder value. On June 5, 2008, we announced the signing of a letter of intent with RED Development, LLC. Since that time, we have continued with the process of research and land planning for the development of our 380-acre property. In addition, pursuant to our publicly announced stock repurchase plan, the Company has repurchased 156,760 shares of the Company’s common stock from January 1 through August 11, 2008 at a weighted average price of $9.12. The Company expects to continue to repurchase shares from time to time at its discretion and in accordance with the regulations of the Securities and Exchange Commission.”

About Canterbury Park: One of Minnesota’s largest and well-known entertainment venues, Canterbury Park hosts pari-mutuel wagering and card games at its facility in Shakopee, Minnesota. Pari-mutuel wagering is offered on live thoroughbred and quarter horse races each summer, and simulcast wagering on races held at out-of-state racetracks is available year-round. Canterbury Park’s Card Club hosts a variety of poker and casino style card games 24 hours a day. Canterbury Park also derives revenues from related services and activities, such as concessions, parking, admissions, programs, and from other entertainment events held at the facility. To learn more about Canterbury Park, visit our website at www.canterburypark.com

Cautionary Statement: This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

CANTERBURY PARK HOLDING CORPORATION'S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Operating Revenues, (net)	$13,804,893	$14,626,023	$24,004,956	$26,094,612

Operating Expenses	$13,880,334	$13,823,606	$23,270,204	$23,841,194

Non-Operating Income, (net)	$35,524	$81,292	$82,311	$153,752

(Loss) Income before Income Tax Expense	($39,917)	$883,709	$817,063	$2,407,170

Income Tax Benefit (Expense)	$4,498	($380,716)	($353,602)	($1,011,800)

Net (Loss) Income	($35,419)	$502,993	$463,461	$1,395,370

Basic Net (Loss) Income Per Common Share	($0.01)	$0.12	$0.11	$0.34

Diluted Net (Loss) Income Per Common Share	($0.01)	$0.12	$0.11	$0.33

CONTACT:
Canterbury Park Holding Corporation
Randall D. Sampson, 952-445-7223